Appvion Reports Fourth Quarter and Full Year 2013 Results

APPLETON, Wis., March 3, 2014 /PRNewswire/ --

Full year 2013 includes:

  Net sales of $807.5 million down 5.0% compared to 2012
  Net sales of thermal papers up 2.3%; shipments up approximately 4%
  Net sales for Encapsys up 2.6%; net sales to external customers up 11.5% and shipments up approximately 6%
  Net sales of carbonless down 13.6%; shipments down approximately 18%
  Reported adjusted operating income of $73.3 million
  Completed two voluntary debt refinancings to extend maturities, reduce interest costs and increase financial flexibility and liquidity options

Appvion's full year 2013 net sales of $807.5 million decreased 5.0% compared to 2012. While total Encapsys net sales increased $1.3 million, or 2.6%, sales to external customers rose 11.5% on a volume increase of approximately 6%. Thermal papers net sales of $421.3 million were $9.6 million higher than 2012 on a volume increase of approximately 4%. Current year carbonless papers net sales of $351.4 million were 13.6% lower than last year on a volume decrease of approximately 18%, half of which was due to the Company's decision to discontinue selling carbonless papers into certain non-strategic international markets.

Appvion reported operating income of $132.8 million for 2013 compared to an operating loss of $88.5 million in 2012. Excluding certain items, current year adjusted operating income of $73.3 million was $0.2 million lower than 2012 adjusted operating income with unfavorable manufacturing operations negatively impacting 2013 earnings.

During fourth quarter 2012, the Company adopted mark-to-market accounting for its pension and other postretirement benefit plans whereby all gains and losses are immediately recognized in current year earnings. Current year results include a fourth quarter mark-to-market gain of $61.9 million. This compares to a $32.3 million mark-to-market loss recorded in fourth quarter 2012.

Prior year results included $117.4 million of costs associated with ceasing papermaking operations in West Carrollton, Ohio and the transition to the long-term base paper supply agreement. By comparison, 2013 results included $2.0 million of base paper transition costs as well as $0.4 million of expense associated with thermal capacity start-up costs. A $7.0 million settlement charge relating to the withdrawal from the multi-employer pension plan was also included in the 2012 results. In addition, prior year results included $7.5 million of discontinued business combination transaction costs and a $2.2 million environmental expense insurance recovery.

The following schedule presents adjusted operating income for the three and twelve months ended December 28, 2013 and December 29, 2012.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(dollars in millions)
Operating income (loss)	$ 75.8	$ (22.5)	$ 132.8	$ (88.5)

Add:
Mark-to-market accounting for retiree benefits expense	(61.9)	32.3	(61.9)	32.3
Restructuring	--	1.4	--	28.6
Accelerated depreciation of decommissioned assets	--	1.6	--	64.7
Papermaking cessation costs, Domtar transition	--	4.1	2.0	24.1
Discontinued business combination transaction costs	--	0.3	--	7.5
Environmental expense insurance recovery	--	--	--	(2.2)
Multi-employer pension plan withdrawal expense	--	--	--	7.0
Thermal capacity start-up costs	--	--	0.4	--
Adjusted operating income	$ 13.9	$ 17.2	$ 73.3	$ 73.5

Gains made in Encapsys and thermal papers segments offset by manufacturing performance

Mark Richards, Appvion's chairman, president and chief executive officer, said the Company achieved growth from its Encapsys and thermal papers segments during 2013. He noted that sales of Encapsys improved nearly 3% despite the impact of lower carbonless sales which reduced internal sales of microcapsules used in the coating of carbonless paper. Encapsys sales to external customers rose more than 11% in 2013 with volume up approximately 6%. Those achievements helped drive a 17% improvement to adjusted operating income for the segment compared to full year 2012.

Annual sales and volume for thermal papers grew for the sixth consecutive year. The Company's 2013 sales of thermal papers increased 2.3% while volume rose approximately 4%. Within the segment, volume for tag, label and entertainment (TLE) products increased nearly 6% in 2013 compared to 2012. Year over year, shipment volumes of thermal receipt paper increased by slightly more than 1%. Full year adjusted operating income for the thermal papers segment dropped 14% compared to 2012 largely due to unfavorable manufacturing performance.

Carbonless shipments in 2013 declined nearly 18% compared to 2012, partly due to the discontinuation of sales into certain non-strategic international markets. However, 2013 quarterly shipment volumes were consistent throughout the year. Adjusted operating income for carbonless papers was up 1% compared to full year 2012.

Richards noted that the Company's success in growing its Encapsys and thermal papers segments in 2013 was diminished by disappointing manufacturing performance. In the second half of the year, storm-related power outages and an equipment failure reduced operating performance at the Company's manufacturing facilities in Appleton, Wisconsin, and Roaring Spring, Pennsylvania. The Company also encountered complications and delays in making the transition to base paper supplied by Domtar. Those challenges reduced production yields and caused other operating inefficiencies that reduced earnings.

"The transition process has proven to be more difficult and costly than we anticipated and we did not consistently support the process with flawless execution," said Richards. "We are addressing those issues and expect our improved performance in 2014 will show these challenges were temporary and effectively resolved."

Richards also said improvements in asset returns and higher discount rates for its pension and other postretirement benefit plans enabled the Company to reduce the unfunded portion of its liability for those plans by $79.4 million from $179.3 million at year-end 2012 to $99.9 million at year-end 2013.

Fourth Quarter and Full Year Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Encapsys	$ 13.8	$ 12.0	$ 6.7	$ 2.0
Thermal Papers	98.3	106.8	25.6	(6.0)
Carbonless Papers	84.6	91.1	45.9	(11.4)
Other (Unallocated)	--	--	(1.8)	(6.5)
Intersegment (a)	(4.4)	(4.4)	(0.6)	(0.6)
	$ 192.3	$ 205.5	$ 75.8	$ (22.5)

	Net Sales for the		Operating Income (Loss) for the
	Year Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Encapsys	$ 52.3	$ 51.0	$ 16.2	$ 10.5
Thermal Papers	421.3	411.7	51.9	(34.2)
Carbonless Papers	351.4	406.8	76.3	(42.2)
Other (Unallocated)	--	--	(9.0)	(19.6)
Intersegment (a)	(17.5)	(19.7)	(2.6)	(3.0)
	$ 807.5	$ 849.8	$ 132.8	$ (88.5)

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Encapsys
Full year 2013 net sales were $52.3 million which was 2.6% higher than 2012 net sales of $51.0 million. Current year external net sales were 11.5% higher on increased external shipment volumes of approximately 6%. Adjusted operating income for the year was $13.0 million, $1.9 million higher than the prior year.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
(dollars in millions)
Operating income	$ 6.7	$ 2.0	$ 16.2	$ 10.5

Add:
Mark-to-market accounting for retiree benefits expense	(3.2)	0.6	(3.2)	0.6
Adjusted operating income	$ 3.5	$ 2.6	$ 13.0	$ 11.1

Thermal Papers
Full year 2013 thermal papers net sales were $421.3 million which was 2.3% higher than 2012 net sales of $411.7 million. Shipment volumes were approximately 4% higher than last year. Continued strong demand for tag, label and entertainment ("TLE") products accounted for an increase in shipment volumes of nearly 6%. Current year shipments of receipt paper were slightly higher by approximately 1%. Current year adjusted operating income was $33.7 million compared to adjusted operating income of $39.1 million in 2012 largely due to unfavorable manufacturing operations.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(dollars in millions)
Operating income (loss)	$ 25.6	$ (6.0)	$ 51.9	$ (34.2)

Add:
Mark-to-market accounting for retiree benefits expense	(20.5)	11.4	(20.5)	11.4
Restructuring	--	0.7	--	12.9
Papermaking cessation costs, Domtar transition	--	2.4	1.9	13.1
Thermal capacity start-up costs	--	--	0.4
Accelerated depreciation of decommissioned assets	--	0.7	--	29.1
Multi-employer pension plan withdrawal expense	--	--	--	6.8
Adjusted operating income	$ 5.1	$ 9.2	$ 33.7	$ 39.1

Carbonless Papers
Full year 2013 carbonless net sales totaled $351.4 million, a decrease of 13.6% from the prior year net sales of $406.8 million. Shipment volumes were approximately 18% lower than in 2012. In addition to the expected carbonless market decline, the Company's 2012 decision to discontinue selling carbonless papers into certain non-strategic international markets reached full cycle in 2013 and accounted for approximately 51% of the current year volume decrease and 47% of the decrease in net sales. The negative impact of lower volumes was partially offset by favorable pricing and favorable product mix. Current year adjusted operating income was $39.1 million compared to prior year adjusted operating income of $38.8 million.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(dollars in millions)
Operating income (loss)	$ 45.9	$ (11.4)	$ 76.3	$ (42.2)

Add:
Mark-to-market accounting for retiree benefits expense	(37.3)	18.5	(37.3)	18.5
Restructuring	--	0.7	--	15.7
Papermaking cessation costs, Domtar transition	--	1.7	0.1	11.0
Accelerated depreciation of decommissioned assets	--	0.9	--	35.6
Multi-employer pension plan withdrawal expense	--	--	--	0.2
Adjusted operating income	$ 8.6	$ 10.4	$ 39.1	$ 38.8

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Current year adjusted expenses of $9.9 million decreased $2.6 million from that of 2012 largely due to lower incentive compensation expense.

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
	(dollars in millions)
Operating loss	$ (1.8)	$ (6.5)	$ (9.0)	$ (19.6)

Add:
Mark-to-market accounting for retiree benefits expense	(0.9)	1.8	(0.9)	1.8
Discontinued business combination transaction costs	--	0.3	--	7.5
Environmental expense insurance recovery	--	--	--	(2.2)
Adjusted operating loss	$ (2.7)	$ (4.4)	$ (9.9)	$ (12.5)

Debt Refinancing
On November 19, 2013, Appvion completed a voluntary refinancing of a portion of its debt to extend debt maturities and reduce interest expense. The refinancing included issuing $250 million of second lien senior secured notes payable carrying an interest rate of 9.0% and a maturity of June 1, 2020. Proceeds, less expenses and discounts, were $242.3 million. A portion of these proceeds were used to redeem $32.2 million of remaining 9.75% senior subordinated notes payable due June 2014, plus interest of $1.6 million. Proceeds were also used to redeem in full the $161.8 million of 11.25% second lien notes payable due December 2015, plus $9.3 million of interest. In conjunction with the redemption of the second lien notes, a premium of $33.2 million was paid to the noteholders and was recorded as debt extinguishment expense. The remaining proceeds were used to repay $4.2 million of the revolving credit facility. In addition, $6.4 million of deferred debt issuance costs were incurred and $1.4 million of unamortized deferred debt issuance costs, related to the old debt, were written off and recorded as debt extinguishment expense.

Balance Sheet
At year-end 2013, the Company held cash balances of $1.8 million compared to cash balances of $1.9 million at year-end 2012. Working capital increased by $2.6 million primarily due to a $21.4 million decrease in accounts payable and other accrued liabilities, largely resulting from lower reserves for annual incentive compensation and trade discounts, and a $17.3 million decrease in accounts receivable resulting from improved customer payment terms as well as lower overall sales. During 2013, the Company invested $28.3 million in capital projects compared to $17.1 million invested during 2012. Net debt was $595.3 million reflecting refinancing costs and increased capital expenditures.

Outlook
Richards said the Company expects improved manufacturing performance and continued growth in its Encapsys and thermal papers segments will drive earnings improvement in 2014. Sales and earnings for Encapsys are expected to improve as the Company continues to expand its customer base with new product offerings such as EnFinit™ Never Release Microcapsules designed for use in building and construction applications.

Demand for the Company's thermal TLE products is forecasted to increase, while price pressure and increased competition will continue to challenge the growth and earnings of its thermal receipt paper.

Appvion's carbonless paper sales are expected to continue to decline at the historical market rate of 7% to 10%. Richards said he anticipates the Company's ongoing efforts to improve product mix for carbonless, increase average prices, and aggressively manage costs will deliver operating income from the segment that is flat to slighter higher than 2013.

Richards said the Company plans to complete its transition to Domtar base paper in 2014 and continue an intense focus on implementing continuous improvement processes. He added that the Company also expects to reduce working capital by $10 - $15 million in 2014.

Richards also noted that the adverse weather conditions affecting much of the United States have delayed some inbound shipments of raw materials to the Company and required the Company to spend more on energy. Those factors are negatively impacting the Company's first quarter 2014 manufacturing performance.

Earnings release conference call
Appvion will host a conference call to discuss its full year 2013 results on Tuesday, March 4, 2014, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted Operating Income (Loss) information, which is defined as operating income (loss) of Appvion, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Appvion is also providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income (Loss) and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income (Loss) and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income (Loss) and Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted Operating Income (Loss) and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income (Loss) and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income (Loss) and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	December 28, 2013	December 29, 2012

Net sales	$ 192.3	$ 205.5
Cost of sales	102.2	181.5

Gross profit	90.1	24.0

Selling, general and administrative expenses	14.3	45.1
Restructuring	--	1.4

Operating income (loss)	75.8	(22.5)

Other expense (income)
Interest expense, net	13.4	14.6
Debt extinguishment expense	34.6	--
Foreign exchange loss (gain)	0.1	(0.4)

Income (loss) before income taxes	27.7	(36.7)
Provision for income taxes	0.1	0.4

Net income (loss)	$ 27.6	$ (37.1)

Other Financial Data:

Normal depreciation and amortization	$ 7.2	$ 7.5
Accelerated depreciation associated with restructuring	--	1.6

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Year Ended	For the Year Ended
	December 28, 2013	December 29, 2012

Net sales	$ 807.5	$ 849.8
Cost of sales	567.8	758.9

Gross profit	239.7	90.9

Selling, general and administrative expenses	106.9	153.0
Restructuring	--	28.6
Environmental expense insurance recovery	--	(2.2)

Operating income (loss)	132.8	(88.5)

Other expense (income)
Interest expense, net	55.5	59.4
Debt extinguishment expense	59.7	-
Foreign exchange loss (gain)	0.1	(0.2)
Other expense	--	0.2

Income (loss) before income taxes	17.5	(147.9)
Provision for income taxes	0.2	0.6

Net income (loss)	$ 17.3	$ (148.5)

Other Financial Data:

Normal depreciation and amortization	$ 30.1	$ 35.6
Accelerated depreciation associated with restructuring	--	64.7

Table 3

Appvion, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 28, 2013	December 29, 2012

Cash and cash equivalents	$ 1.8	$ 1.9
Accounts receivable	75.9	92.7
Inventories	92.3	94.3
Other current assets	65.4	70.6
Total current assets	235.4	259.5

Property, plant and equipment, net	245.2	243.3

Other long-term assets	66.9	58.3

Total assets	$ 547.5	$ 561.1

Accounts payable	$ 61.4	$ 68.6
Other current liabilities	108.8	126.1
Total current liabilities	170.2	194.7

Long-term debt	592.4	511.6

Other long-term liabilities	133.0	207.7
Total equity	(348.1)	(352.9)

Total liabilities & equity	$ 547.5	$ 561.1

Table 4

Appvion, Inc.
Adjusted EBITDA
(dollars in millions)
(unaudited)

	For the Three	For the Three	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net income (loss)	$ 27.6	$ (37.1)	$ 17.3	$ (148.5)

Add:
Interest expense, net	13.4	14.6	55.5	59.4
Provision for income taxes	0.1	0.4	0.2	0.6
Depreciation	6.6	8.5	27.8	98.0
Amortization	0.6	0.6	2.3	2.3
Foreign exchange loss (gain)	0.1	(0.4)	0.1	(0.2)
Other expense	--	--	--	0.2

EBITDA	48.4	(13.4)	103.2	11.8

Mark-to-market accounting for retiree benefits expense	(61.9)	32.3	(61.9)	32.3
Debt extinguishment expense	34.6	--	59.7	--
Restructuring	--	1.4	--	28.6
Discontinued business combination transaction costs	--	0.3	--	7.5
Environmental expense insurance recovery	--	--	--	(2.2)
Papermaking cessation costs, Domtar transition	--	4.1	2.0	24.1
Multi-employer pension plan withdrawal expense	--	--	--	7.0
Thermal capacity start-up costs	--	--	0.4	--
ESOP contributions and issuances	1.9	2.0	5.5	5.9
Adjusted EBITDA	$ 23.0	$ 26.7	$ 108.9	$ 115.0

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com